Exhibit 10.4

PROMISSORY NOTE

$75,000	April 6, 2017

FOR VALUE RECEIVED, the undersigned ("Maker") promises to pay to the order of David Lelong (the "Holder") the sum of Seventy-Five Thousand Dollars ($75,000).  This Note shall bear interest at the rate of two percent (2%) per annum.  Said principal and interest is due and payable upon demand of the Holder.  Interest shall accrue on the sum of Seventy-Five Thousand Dollars ($75,000) for the period of April 4, 2017 through the date of repayment.

Payments shall be made of lawful money of the United States at such place designated in writing by the Holder at the time of demand.

All makers and endorsers now or hereafter becoming parties hereto jointly and severally waive demand, presentment, notice of non-payment in protest and, if this Note becomes in default and is placed into the hands of an attorney for collection, to pay attorneys' fees and all other costs for making such collection, provided the Holder is the prevailing party.

This Note may not be changed or terminated orally, but only with an agreement in writing, signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought, with such agreement being effective and binding only upon the parties thereto.

Each of the Maker and the Holder hereby waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this note and any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection herewith or therewith or arising from any relationship existing in connection with any of the foregoing, and agrees that any such action or proceeding shall be tried before a court and not before a jury.

All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the loan evidenced by this Note (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall only be commenced in the state and federal courts sitting in New York County, New York (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law.

SPORT ENDURANCE, INC.

By:
     David Lelong
     Chief Executive Officer

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